Exhibit 99.1

THE ST. JOE COMPANY REPORTS FIRST QUARTER 2026 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.16 PER SHARE

Highlights for the first quarter of 2026 as compared to the first quarter of 2025:

●	Quarterly revenue increased by 5% to $99.1 million from $94.2 million, the Company’s highest first quarter revenue outside of the one-off timberland sale in 2014.
●	Hospitality revenue increased by 13% to a first quarter record of $44.7 million from $39.6 million.
●	Real estate revenue increased by 4% to $39.7 million from $38.3 million.
●	Quarterly operating income increased by 8% to $18.2 million from $16.9 million. Equity in income from unconsolidated joint ventures decreased by $6.7 million primarily due to lower home closing volume related to the Latitude Margaritaville Watersound unconsolidated joint venture.
●	The Company placed 1,380 homesites under contract in the first quarter of 2026 bringing total homesites under contract to 3,204 as of March 31, 2026, as compared to 952 homesites under contract as of March 31, 2025.
●	In the first quarter of 2026, the Company funded $20.7 million in capital expenditures, paid $9.2 million in cash dividends, repurchased $5.0 million of the Company's common stock and repaid $10.9 million of debt.
●	Cash and cash equivalents balance increased to $136.3 million as of March 31, 2026, as compared to $129.6 million as of December 31, 2025.

Panama City Beach, Florida – (April 29, 2026) – The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports first quarter 2026 results.

Jorge Gonzalez, the Company’s President, Chief Executive Officer and Chairman of the Board, said, “Building on a record year in 2025, the first quarter 2026 revenue of $99.1 million was the Company’s highest first quarter revenue outside of the one-off timberland sale in 2014.  In addition, we continued to successfully execute our strategy of growing recurring revenue as evidenced by the first quarter record of $44.7 million in hospitality revenue and $14.7 million in leasing revenue, which together accounted for 60% of the total revenue in the quarter.  In addition to the growth in our recurring revenue, we are improving profitability, as evidenced by the increase in margins in hospitality and leasing.”

Mr. Gonzalez continued, “Even though our revenue and net operating income increased for the quarter, our net income decreased primarily because of a lower equity in income from unconsolidated joint ventures, which was primarily caused by a lower home closing volume related to the Latitude Margaritaville Watersound unconsolidated joint venture.  Residential projects of that scale and longevity have an ebb and flow of volume over time caused by many factors, including mortgage interest rates. The community has 2,273 occupied homes and is located in the middle of the Bay-Walton Sector Plan where there were previously only timberlands.  Those residents are now creating demand for commercial goods and services in our emerging Watersound West Bay Center, located at the entry to the Latitude Margaritaville Watersound community, as evidenced by the commencement of development of a new Publix grocery store.  The community is planned for a total of approximately 3,700 homes that are expected to generate additional consumer demand for goods and services.  As of March 31, 2026, our cumulative earnings from the Latitude Margaritaville Watersound unconsolidated joint venture totaled $92.1 million in addition to the payments made to us for the initial land contribution.  As we previously indicated, in addition to the financial performance, our business decision to develop the Latitude Margaritaville Watersound community was based on several factors, including creating energy in a part of our land holdings where there previously was none and creating consumers for our commercial leasing portfolio. The Watersound West Bay Center is planned for a minimum of 500,000 square feet of leasable space, which by itself would represent an increase of approximately 40% to our current commercial leasing portfolio.  We believe there are other benefits to the creation of consumers at the Latitude Margaritaville Watersound community, including our planned marina on the Intracoastal Waterway as well as our real estate brokerage, insurance agency, and title insurance agency businesses.”

Mr. Gonzalez concluded, “In the first quarter 2026, we were pleased to announce the execution of a contract with PulteGroup for up to 2,653 homesites in our most recently approved Detailed Specific Area Plan.  PulteGroup is new to our market and represents our third national homebuilder, joining D.R. Horton and Toll Brothers.  PulteGroup is the third largest homebuilder in the country, and their decision to enter our market is in recognition of the growth of our area and of the thoughtfully planned residential communities we are creating.  In the first quarter, we also executed a utility agreement for potable water and sanitary sewer with a utility provider that will service the Lake Powell and West Laird Detailed Specific Area Plans representing thousands of future residential homesites.  Work on this infrastructure is planned to commence later this year.”

Consolidated First Quarter 2026 Results

Total consolidated revenue for the first quarter of 2026 increased by 5% to $99.1 million, as compared to $94.2 million for the first quarter of 2025.  During the first quarter of 2026, real estate revenue increased by 4% to $39.7 million, hospitality revenue increased by 13% to a first quarter record of $44.7 million, while leasing revenue decreased by 10% to $14.7 million.  The decrease in leasing revenue is primarily due to the sale of the Watercrest joint venture senior living community property in September 2025.

The Company has joint ventures which are unconsolidated and accounted for using the equity method.  For the three months ended March 31, 2026, these unconsolidated joint ventures had $56.1 million of revenue, as compared to $123.2 million for the same period in 2025.  The decrease is primarily due to the timing and number of homes completed by the Latitude Margaritaville Watersound joint venture.  For the first quarter of 2026, there were 83 completed home sales in the Latitude Margaritaville Watersound unconsolidated joint venture as compared to 192 completed home sales in the first quarter of 2025.  The Company’s economic interests in its unconsolidated joint ventures for the three months ended March 31, 2026, resulted in $3.5 million of equity in income from unconsolidated joint ventures, as compared to $10.2 million for the three months ended March 31, 2025. This activity is in addition to the Company’s reported consolidated revenue.  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which generates substantial financial returns for the Company.

Net income attributable to the Company for the first quarter of 2026 decreased by 21% to $13.9 million, or $0.24 per share, as compared to net income of $17.5 million, or $0.30 per share, for the same period in 2025.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended March 31, 2026, decreased by 16% to $33.6 million, as compared to $39.8 million for the same period in 2025.  Depreciation is a non-cash, GAAP expense, which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred.  See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

Dividends

On April 29, 2026, the Board of Directors declared a cash dividend of $0.16 per share on the Company’s common stock, payable on June 25, 2026, to shareholders of record as of the close of business on June 9, 2026.

Real Estate

For the first quarter of 2026, total real estate revenue increased by 4% to $39.7 million, as compared to $38.3 million for the first quarter of 2025.  Residential real estate volume totaled 168 residential homesites and six townhomes in the Watersound Villas on the Fairway community, in the first quarter of 2026, as compared to 249 residential homesites in the first quarter of 2025.  For the first quarter of 2026, there were three commercial and forestry real estate sales totaling $2.8 million and one hospitality sale totaling $3.6 million, as compared to two commercial and forestry real estate sales totaling $3.2 million for the first quarter of 2025.

As of March 31, 2026, the Company had 3,204 residential homesites under contract, including 1,326 homesites within the Pigeon Creek project, which is structured to include significant variable revenue due to its long-term nature, and approximately 647 entitled undeveloped homesites within the SouthWood community.  Excluding the Pigeon Creek project and SouthWood community contracts due to their scale and timing, the remaining 1,231 residential homesites under contract are expected to result in revenue of approximately $119.9 million, plus residuals, at closing of the homesites over the next several years.  By comparison, as of March 31, 2025, the Company had 952 residential homesites under contract, with an expected revenue of approximately $94.4 million, plus residuals. The change in homesites under contract is due to homesite transactions since the end of the prior period, new contracts, and the amount of remaining homesites in current phases of the residential communities.  The Company’s residential homesite pipeline has over 23,500 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,700 residential homes, had 92 net sale contracts executed in the first quarter of 2026.  Since the start of sales in 2021, there have been 2,431 home contracts.  For the first quarter of 2026, there were 83 completed home sales, bringing the community to 2,273 occupied homes. There were 158 homes under contract as of March 31, 2026, with an average sales price of approximately $592,000, which are expected to result in sales value of approximately $93.5 million at completion.

Hospitality

Hospitality revenue increased by 13% to a first quarter record of $44.7 million in 2026, as compared to $39.6 million in the first quarter of 2025.  The gross margin improved across all hospitality categories to a total of 24.4% for the first quarter of 2026, as compared to 18.2% for the first quarter of 2025.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and hotel operations.  For the first quarter of 2026, the Watersound Club revenue (including Camp Creek Inn operations) increased by 16% to $22.8 million, while hotel revenue increased by 10% to $19.5 million, as compared to the first quarter of 2025.  As of March 31, 2026, the Company had 3,647 club members, as compared to 3,498 club members as of March 31, 2025, a net increase of 149 members.  As of March 31, 2026, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) 12 hotels with 1,298 operational hotel rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, self-storage and other properties decreased by 10% to $14.7 million for the first quarter of 2026, as compared to $16.3 million for the same period in 2025.   The decrease in leasing revenue is primarily due to the sale of the Watercrest joint venture senior living community property in September 2025.  Although the revenue is lower in the first quarter of 2026 as compared to 2025, the gross profit increased by $0.1 million to $9.0 million (61.2%) for the first quarter of 2026 as compared to $8.9 million (54.6%) for the first quarter of 2025.

Leasable space as of March 31, 2026, consisted of approximately 1,200,000 square feet, of which approximately 1,150,000, or 96%, were leased, as compared to approximately 1,180,000 square feet as of March 31, 2025, of which approximately 1,114,000, or 94%, were leased.  As of March 31, 2026, the Company had an additional 69,134 square feet of space under construction of which 58,134, or 84%, was pre-leased or will be occupied by the Company.  The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the

FSU/TMH Medical Campus.  These three centers, and others in the planning stage, have the potential to more than double the Company’s total current leasable commercial space.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended March 31, 2026, increased by $1.8 million to $8.4 million, as compared to $6.6 million for the same period in 2025.  The increase was primarily related to compensation payments made in the first quarter of 2026.

Investments, Liquidity and Debt

In the first quarter of 2026 the Company funded $20.7 million in capital expenditures, paid $9.2 million in cash dividends, repurchased $5.0 million of the Company’s common stock, and repaid $10.9 million of debt, resulting in capital allocation of 45% to capital expenditures, 31% to shareholders through dividends and stock repurchases and 24% to debt repayment.  As of March 31, 2026, the Company had $136.3 million in cash and cash equivalents, as compared to $129.6 million as of December 31, 2025.  As of March 31, 2026, the Company had $259.7 million invested in development property, which, when complete, will be added to operating property or sold.

As of March 31, 2026, the weighted average effective interest rate of outstanding debt was 4.7% with an average remaining life of 19.7 years.  As of March 31, 2026, 83% of the Company’s outstanding debt had a fixed or swapped interest rate while the remaining 17% of debt has interest rates that vary with SOFR.

Earnings Call

The Company will conduct an earnings call on April 30, 2026, at 3:00 p.m. Central Time / 4:00 p.m. Eastern Time to discuss the Company’s performance and answer questions.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2026 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.  We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of EBITDA, a non-GAAP financial measure, for the first quarter 2026 and 2025, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)

($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2026	2025
Revenue
Real estate revenue	$39.7	$38.3
Hospitality revenue	44.7	39.6
Leasing revenue	14.7	16.3
Total revenue	99.1	94.2
Expenses
Cost of real estate revenue (a)	21.6	18.8
Cost of hospitality revenue (a)	33.8	32.4
Cost of leasing revenue (a)	5.7	7.4
Corporate and other operating expenses (a)	8.4	6.6
Depreciation, depletion and amortization	11.4	12.1
Total expenses	80.9	77.3
Operating income	18.2	16.9
Investment income, net	3.3	3.4
Interest expense	(7.1)	(7.8)
Equity in income from unconsolidated joint ventures	3.5	10.2
Other expense, net	(0.1)	(0.2)
Income before income taxes	17.8	22.5
Income tax expense	(4.5)	(5.8)
Net income	13.3	16.7
Net loss attributable to non-controlling interest	0.6	0.8
Net income attributable to the Company	$13.9	$17.5
Basic net income per share attributable to the Company	$0.24	$0.30
Basic weighted average shares outstanding	57,485,043	58,244,040

(a)	Excluding depreciation, depletion and amortization, shown separately above.

Summary Balance Sheet (Unaudited)

($ in millions)

	March 31, 2026	December 31, 2025
Assets
Investment in real estate, net	$999.8	$1,004.9
Investment in unconsolidated joint ventures	68.1	66.0
Cash and cash equivalents	136.3	129.6
Other assets	71.5	73.8
Property and equipment, net	39.6	41.3
Investments held by special purpose entities	202.4	202.8
Total assets	$1,517.7	$1,518.4

Liabilities and Equity
Debt, net	$380.4	$391.2
Accounts payable and other liabilities	57.6	48.3
Deferred revenue	61.8	58.7
Deferred tax liabilities, net	64.6	65.8
Senior Notes held by special purpose entity	178.9	178.8
Total liabilities	743.3	742.8
Total equity	774.4	775.6
Total liabilities and equity	$1,517.7	$1,518.4

Corporate and Other Operating Expenses (Unaudited)

($ in millions)

	Quarter Ended March 31,
	2026	2025
Employee costs	$4.3	$2.8
Property taxes and insurance	1.6	1.6
Professional fees	1.3	1.4
Marketing and owner association costs	0.4	0.3
Occupancy, repairs and maintenance	0.2	0.1
Other miscellaneous	0.6	0.4
Total corporate and other operating expenses	$8.4	$6.6

Reconciliation of Non-GAAP Financial Measures (Unaudited)

($ in millions)

EBITDA is a non-GAAP financial measure, which management believes assists investors by providing insight into the operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company.  However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.  EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended March 31,
	2026	2025
Net income attributable to the Company	$13.9	$17.5
Plus: Interest expense	7.1	7.8
Less: Investment income, net	(3.3)	(3.4)
Plus: Income tax expense	4.5	5.8
Plus: Depreciation, depletion and amortization	11.4	12.1
EBITDA	$33.6	$39.8

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our and our market’s growth prospects; ability to generate recurring revenue and grow profitability; opportunities to capture value of our developed assets in strategic transactions; our capital allocation initiatives, including investments in our business, dividends and opportunistic stock repurchases; plans regarding our joint venture developments; and the timing and impact of current developments, including relationships with new partners and service providers, and new projects in 2026 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; inflation; higher insurance costs and our ability to obtain adequate insurance coverage for our properties; financial institution disruptions; supply chain disruptions, including as a result of conflicts; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; imposition of tariffs and uncertainty regarding trade policies; changes in consumer sentiment and confidence that may impact demand across our segments; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to cooperate effectively with new builder partners; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects;

our ability to complete construction and development projects within expected timeframes; the interest of prospective guests in our hotels; reductions in travel and other risks inherent to the hospitality industry; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; the financial condition of our commercial tenants; regulatory and insurance risks associated with a senior living facility; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our dependence on certain third party providers; the decreased ability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas where we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny negatively impacting our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend and our ability to repurchase stock under our stock repurchase program. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a diversified real estate development, asset management and operating company with real estate assets and operations in Northwest Florida.  The Company intends to use existing assets for residential, hospitality and commercial ventures.  St. Joe has significant residential and commercial land-use entitlements.  The Company actively seeks higher and better uses for its real estate assets through a range of development activities.  More information about the Company can be found on its website at www.joe.com.

© 2026, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, “WaterColor®” and “Watersound®”, and other development names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.Bakun@Joe.Com